                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TrueBlue Promotes Taryn Owen President and Chief Executive Officer
- Paul Reitz Appointed to Board of Directors -

TACOMA, Wash., August 15, 2023 — TrueBlue, a leading provider of specialized workforce solutions, today announced that President and Chief Operating Officer Taryn Owen has been promoted to President and Chief Executive Officer and a member of the TrueBlue Board of Directors effective September 12, 2023. Owen will succeed Chief Executive Officer Steven C. Cooper, who, at that time, will step down as CEO and board member and serve in an advisory capacity through year end.

Owen has served as TrueBlue President and COO since September 2022. Over her 13-year tenure with TrueBlue, she has led the company through significant periods of growth, was instrumental in its pandemic response and recovery, spearheaded its digital transformation strategies and successfully led several acquisitions and substantial international expansion. Owen has been recognized for her industry leadership, including annual appearances on the Staffing Industry Analysts' (SIA) Staffing 100 and Global Power 150.

“Taryn is a proven leader with the right expertise, strategic vision and alignment to our mission and values to lead TrueBlue forward,” stated TrueBlue Chairman Jeffrey B. Sakaguchi. “We are confident in the strong leadership that Taryn will bring to the role and are grateful to Steve for his steadfast guidance and numerous contributions.”

Cooper initially retired as TrueBlue CEO in 2018 and went on to serve as Chairman of the Board. Over his 25 years of service, Cooper led TrueBlue’s transformation from a general labor staffing business to a specialized workforce solutions provider. In June 2022, he stepped back into the CEO role and will now serve in an advisory capacity through December 31, 2023, when he will retire from the company.

Regarding Paul Reitz, Sakaguchi stated, “We are pleased to welcome Paul to TrueBlue. Paul has an impressive track record of driving growth, operational efficiency, and performance excellence. He will make an excellent addition to the board.”

Paul Reitz joined the TrueBlue Board of Directors effective August 11, 2023. Reitz is the CEO of Titan International and a member of its board of directors. Reitz joined Titan as Chief Financial Officer in 2010 and was later promoted to President in 2014, and then CEO in 2017. Over his tenure, Reitz has been instrumental in driving Titan’s global growth strategy and implementing processes that significantly improve global operating efficiency, performance, and financial health.

About TrueBlue

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients achieve business growth and improve productivity. In 2022, TrueBlue served 84,000 clients and connected approximately 611,000 people to work. Its PeopleReady segment offers on-demand, industrial, and highly skilled staffing; PeopleManagement offers contingent, on-site industrial staffing and commercial driver services; and PeopleScout offers recruitment process outsourcing (RPO) and managed service provider (MSP) solutions to a wide variety of industries. Learn more at www.trueblue.com.

Contact                            Press Contact

Derrek Gafford, Executive Vice President and CFO        Taylor Winchell, Senior Manager, External Communications
253-680-8214                        253-680-8291
pr@trueblue.com